PROSPECTUS	Filed Pursuant to Rule 424(b)(4) Registration No. 333-287745

CAPSTONE HOLDING CORP.

5,190,251 Shares of Common Stock

This prospectus relates to the offer and resale from time to time by the selling stockholder identified in this prospectus of an aggregate of 5,190,251 shares of common stock, par value $0.0005 per share (the “Common Stock”), of Capstone Holding Corp., a Delaware corporation (the “Company,” “we,” “us,” “our”), consisting of (i) 215,054 shares to be issued as Commitment Shares (as defined herein) and (ii) 4,975,197 to be issued as Equity Line Securities (as defined herein), issuable pursuant to the common stock purchase agreement, dated May 14, 2025 (the “Purchase Agreement”).

Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling stockholder will offer or sell any of the shares. The selling stockholder may offer and sell or otherwise dispose of the shares of Common Stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution”.

We are not selling any shares of Common Stock offered by this prospectus and will not receive any of the proceeds from the sale by the selling stockholder of the shares of Common Stock offered hereby.

The selling stockholder will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of Common Stock. We have agreed to pay certain expenses in connection with this registration statement and to indemnify the selling stockholder and certain related persons against certain liabilities. No underwriter or other person has been engaged to facilitate the sale of shares of Common Stock in this prospectus.

The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of shares of our Common Stock by the selling stockholder and any discounts, commissions, or concessions received by the selling stockholder are deemed to be underwriting discounts and commissions under the Securities Act.

Shares of our Common Stock are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “CAPS”. On June 11, 2025, the closing sale price of our Common Stock was $1.92 per share.

We are a “controlled company” following this offering as defined under the Nasdaq Stock Market Rules. We are a “controlled company” because entities individually or jointly controlled by Matthew Lipman, our chief executive officer and a member of our board of directors, and Michael Toporek, the chairman of our board of directors (Brookstone Partners Acquisition XIV, LLC (“BPA XIV, LLC”), BP Peptides LLC, and Nectarine Management LLC) have the ability to control all matters requiring shareholder approval because these entities own over 50% of our Common Stock and control over 50% of our voting stock (inclusive of the votes of the over 50% of the Series B Preferred Stock shares outstanding). Although we are considered a “controlled company”, we do not intend to rely on the exemptions to corporate governance requirements as a “controlled company.”

We are an “emerging growth company” and a “smaller reporting company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and have elected to take advantage of certain scaled disclosure available to smaller reporting companies. This prospectus is intended to comply with the requirements that apply to an issuer that is a smaller reporting company. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

You should rely only on the information contained in this prospectus, contained in the other documents that are incorporated by reference into this prospectus, or contained any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2025

You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the selling stockholder has not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities under any circumstances in which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Neither we nor the selling stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus and the documents incorporated by reference in this prospectus before investing in our Common Stock, especially the risks and other information we discuss under the heading “Risk Factors” and our consolidated financial statements and related notes incorporated by reference herein. Our fiscal year end is December 31, and our fiscal years ended December 31, 2024 and 2023 are sometimes referred to herein as fiscal years 2024 and 2023, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “Capstone,” “we,” “us,” “our”, the “Company” or “our Company” refer to Capstone Holding Corp., a Delaware corporation, and its subsidiaries.

Capstone Holding Corp. is a building products distribution network. The existing company is comprised of Instone, a leading distributor of thin veneer stone and related masonry products in the United States, serving both residential and commercial construction markets. Founded over 30 years ago, we have grown to become the largest wholesale distributor in the thin veneer masonry products industry. Our comprehensive product offering includes a wide range of manufactured and natural stone products, supported by a strategically located distribution network designed to provide reliable and efficient service to our diverse customer base.

We are committed to being the preferred partner for our customers by providing high-quality products, expert support, and exceptional service. Our success is driven by our deep industry expertise, long-standing customer relationships, and a relentless focus on operational excellence.

Corporate History

The Company was formed in 1987 as OrthoLogic Corp. In 2005, the Company filed its restated certificate of incorporation (the “Restated Certificate of Incorporation”). In 2010, the Company changed its name to Capstone Therapeutics Corp. On August 22, 2019, the Company filed a certificate of amendment to its Restated Certificate of Incorporation effecting a 1 for 1,000 reverse stock split of the Common Stock of the Company, whereby each 1,000 shares of Common Stock of the Company became 1 share of Common Stock. In 2021, the Company filed a certificate of amendment to its Restated Certificate of Incorporation decreasing the total number of shares of Common Stock authorized to be issued by the Company from 150,000,000 shares to 205,000 shares, consisting of 200,000 shares of Common Stock, par value $0.0005 per share and 5,000 shares of preferred stock, par value $0.0005 per share. On February 18, 2022, the Company filed a certificate of amendment to its Restated Certificate of Incorporation, changing the Company’s name from Capstone Therapeutics Corp. to Capstone Holding Corp. On February 20, 2025, following the Company’s controlling shareholder’s approval, the Company filed an amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to increase the authorized shares of Common Stock to 50,000,000 shares and increase the authorized shares of preferred stock to 25,000,000 shares. On February 20, 2025, the Company filed a Certificate of Designation (the “Series B Certificate of Designation”) with the Delaware Secretary of State which designated 2 million shares of the Company’s authorized preferred stock as Series B Preferred Stock (“Series B Preferred Stock”), no par value.

Our Business Strategy and Operating Model

Capstone Long-Term Growth Strategy. Our long-term growth strategy is built on the foundational strengths of our current operating subsidiary and the strategic opportunities available in the building products distribution and manufacturing industry. Our strategy has the following characteristics:

Deep Team. Capstone is controlled by Brookstone Partners, a private equity group with 25 years of deep expertise in building products investment. Brookstone Partners is controlled by Matthew Lipman, our chief executive officer and a member of our board of directors, and Michael Toporek, the chairman of our board. The Capstone leadership team includes seasoned operating executives and building products acquisition and investment professionals. Capstone’s leadership team includes its Lead Independent Director, Charles “Chuck” Dana. Mr. Dana spent 19 years at Owens Corning, a leading building materials company. At Owens Corning, Mr. Dana held various positions including Controller, President Global Composites and then Group President Building Materials. In addition, from the Company’s acquisition of Instone in April 2020 through December 31, 2024, Instone’s revenues have increased from approximately $32.2 million to approximately $44.9 million. In February 2008, a Brookstone Partners affiliate invested $8.8 million in Woodcrafter’s Home Products Holdings LLC. Brookstone’s team worked with Woodcrafter’s management to grow earnings and Brookstone completed the sale of all of its interests in Woodcrafter’s for $32 million in December 2013. The ability to identify, acquire and integrate acquisition candidates is a critical skill set to augment the operating expertise that drives organic growth. The current operating company has successfully executed multiple acquisitions and integrations, laying a solid foundation for continued expansion.

Strategic Timing. We believe we are strategically positioned to capitalize on market conditions within the building products sector. Historically, acquiring companies at interest rate peaks has yielded strong returns, and we are poised to leverage these strategic investment opportunities as the market evolves.

Industry Dynamics. According to the Bain & Company Global M&A Report published in 2024 (the “Bain Report”), this is “just the type of environment that has proved to offer opportunities to companies that are willing to make bold moves.” The Bain Report goes on to say, “building products companies that make frequent and material acquisitions substantially outpace inactive companies in total shareholder returns, 9.6% vs 2.7%” and “the most successful companies will pursue scope M&A to build product, geography, and capability adjacencies.”

The M&A environment for the building products sector is expected to improve because, according to the Bain Report, “there are ample one-off opportunities to acquire struggling assets”, and “financial investors have taken a step back, especially in North America, removing a potentially formidable layer of competition.”

Scale. For scale M&A, opportunities in core businesses allow for more operational synergies. The Bain Report states that “allowing management to focus on a more related group of products with some level of shared channels, end markets, or manufacturing processes helps focus efforts and tells a clearer equity story.”

Scope. Given macroeconomic uncertainty, companies who leverage their parenting advantage, the ability to effectively manage and integrate acquisitions, will be the most successful with regards to scope M&A. The Bain Report states that “the path to leadership generally means overlooking smaller assets in favor of bigger players for a first move in a new space.”

The “Annual total shareholder returns for building products companies” chart and quotes from the Bain Report are used with permission from Bain & Company. The Bain Report was not commissioned by the Company. The Company does not currently and has not in the past had a direct or indirect business relationship with Bain & Company. The Bain Report is publicly available via the Insight - Featured Topics portion of Bain & Company’s website.

Strategic Positioning. We believe we are strategically well-positioned to take advantage of the current market opportunities because of:

Team strength. The industry experience of the Board and Instone management provides the Company with the expertise to evaluate, acquire, and integrate acquisitions.

Experience integrating acquisitions. Since 2006, the Company has successfully integrated four acquisitions. The team believes the Company has the resources and expertise to continue to integrate acquisitions successfully.

Geographic distribution footprint of Instone. The current service area of the Company, which includes 31 states (with such states having over 60% of American households), provides a good basis on which to make both “scale” and “scope” acquisitions.

Growth Premium. As Capstone continues to scale, growing its EBITDA, we anticipate benefiting from valuation premiums associated with increased size. This growth, coupled with consistent earnings performance, is expected to drive substantial shareholder value and enhance our market positioning.

Our current operating company, Instone, intends to drive sustainable growth, expands its geographic presence in the building products industry, and delivers superior value to its customers, shareholders, and other stakeholders. We expect to work with Instone to achieve this through the following strategic pillars:

Expand Market Presence. We are committed to expanding our geographic footprint, increasing penetration in existing markets, and entering new, underserved regions. Our sales and marketing team continues to seek new opportunities to onboard customers in markets we are not currently servicing. In 2024, we onboarded customers in 6 new states, which are included in our distribution network of 31 states. We will achieve this through both organic growth and strategic acquisitions that complement our existing business and provide opportunities to broaden our product offerings and customer base.

Enhance Product Portfolio. We continuously strive to expand and diversify our product offerings to meet the evolving needs of our customers. This includes introducing new textures, colors, and materials within our stone product lines, as well as expanding into adjacent building products and stone substitutes. By broadening our portfolio, we aim to increase our share of wallet with existing customers and attract new customers.

Operational Excellence. We are focused on optimizing our operations to improve efficiency, reduce costs, and enhance customer satisfaction. This involves investing in advanced technologies, streamlining our supply chain, and implementing best practices across all aspects of our business. Operational excellence is key to maintaining our competitive edge and ensuring long-term profitability.

Customer-Centric Approach. Our customers are at the heart of everything we do. We are committed to building strong, long-lasting relationships by providing high-quality products, exceptional service, and expert support. Our goal is to be the preferred partner for our customers, helping them succeed in their projects and achieve their business objectives.

Innovation. We recognize the importance of innovation in the building products sector and prioritize it, continually seeking new ways to improve our products, processes, and services to stay ahead of industry trends and meet the demands of a changing market. The most recent example is our introduction of the Toro® family of manufactured stone products. We used our 30 years of market knowledge to formulate a product offering that is well thought out to meet the needs of end use customers and distributors. We painstakingly designed each color family. We honed in on key manufacturing steps to drive quality and consistency then thoughtfully designed packaging to meet the needs of distributors. The end result was a set of products that competes with high-end alternatives in the sector on aesthetics, but for a better value. We expect Toro® to help drive significant organic revenue growth in the next three years.

TotalStone, LLC

TotalStone, LLC is the Company’s primary operating subsidiary, engaged in distributing masonry stone products for residential and commercial construction across the Midwest and Northeast U.S. The Company acquired a controlling interest in TotalStone on April 1, 2020, and, upon completion of the public offering on March 7, 2025, now owns 100% of its equity interests.

TotalStone operated under a management agreement with the Company for strategic and financial advisory services. On March 7, 2025, a restructuring was completed, under which all of TotalStone’s outstanding Class B and Class C membership interests were exchanged for 3,782,641 shares of the Company’s Common Stock. Following this exchange, the Company became the sole member of TotalStone. Effective April 1, 2025, the management agreement between TotalStone and the Company was terminated.

In connection with the restructuring, certain TotalStone management warrants were cancelled, and TotalStone’s special preferred interests were exchanged for debt obligations under the Company’s credit agreement with Stream Finance, LLC. TotalStone continues to maintain a revolving credit facility with Berkshire Bank, which provides for up to $14 million in working capital financing.

Our Public Offering and Uplisting on Nasdaq Capital Market

On March 7, 2025, the Company closed its follow-on public offering (the “Public Offering”) of 1,250,000 shares of Common Stock. On March 6, 2025, the Company’s Common Stock began trading on the Nasdaq Capital Market under the symbol “CAPS”.

Brookstone Investment

As described in an 8-K filing with the Securities and Exchange Commission (the “SEC”) on July 17, 2017 (filed under the issuer name of Capstone Therapeutics Corp.), on July 14, 2017, the Company entered into a Securities Purchase, Loan and Security Agreement (the “Brookstone Agreement”) with BP Peptides, LLC (“Brookstone”).

Pursuant to the Brookstone Agreement, Brookstone funded an aggregate of $3,440,000, with net proceeds of approximately $2,074,000, after paying off (a) certain convertible promissory notes dated December 11, 2015 and due July 14, 2017, payable to Biotechnology Value Fund, L.P. and affiliated entities and (b) transaction costs. Of this amount, $1,012,500 went towards the purchase of 18,000 (following a 1 for 750 reduction in the authorized Common Stock in February 2021) newly issued shares of our Common Stock, and $2,427,500 was in the form of a secured loan, due October 15, 2020. On July 14, 2017 Brookstone also purchased 6,722 (following a 1 for 750 reduction in the authorized Common Stock in February 2021) shares of the Company’s Common Stock directly from Biotechnology Value Fund affiliated entities, resulting in ownership of 24,722 shares.

In August 2019 the Company filed a Form 15 and received approval from its shareholders for a 1-for-750 reverse stock split of common shares to reduce the number of authorized common shares to 200,000 and a 1 for 400 reverse stock split of the preferred shares to reduce the number of preferred shares to 2,500. This split brought shareholders of record to below 300 and allowed Capstone to become exempt from standard reporting requirements of the SEC. The Company continues to fully comply with the Alternate Reporting Format guidelines of the OTCQB, which, in part, requires filing of quarterly financial statements and audited annual financial statements.

Building Materials Business

In March 2020, the Company entered into a transaction, which was effective April 1, 2020, whereby it obtained a 100% interest in TotalStone, a materials distribution company that distributes masonry stone products for residential and commercial construction in the Midwest and Northeast United States, under the trade names Instone and Northeast Masonry Distributors (NMD), which has been the Company’s primary business activity since 2020.

TotalStone, LLC (dba “Instone”), a Delaware limited liability company, was formed on October 4, 2006. The Company is engaged in the distribution of pre-cast specialty items and thin stone products and related accessories. All of its operations are performed in Illinois, Ohio and New Jersey. Its administrative functions are performed in Massachusetts and Illinois, with its corporate headquarters located in New Jersey. Instone services the Northeast and Midwest regions, which comprise 31 states.

TotalStone, LLC has a wholly owned subsidiary that is a single member Delaware limited liability company, Northeast Masonry Distributors, LLC (“NMD”, f/k/a NEM Purchaser, LLC), that was formed on September 23, 2019. On November 14, 2019, NEM Purchaser, LLC completed the purchase of Northeast Masonry Distributors, LLC including all of the assets and assumed liabilities, receivables, fixed assets, and other assets. The aggregate purchase price was $6,029,342. Post acquisition, NEM Purchaser LLC changed its name to Northeast Masonry Distributors, LLC. Prior to the acquisition, NMD was engaged in light fabrication and distribution of natural stone products with operations in Plainville, Massachusetts. All of its manufacturing and distribution operations are performed in Massachusetts. Administrative functions are performed in Massachusetts and New Jersey. NMD services the Northeast and Midwest regions, which comprise 31 states.

Other Corporate Actions

In March 2020, the Company and Brookstone amended the Brookstone Agreement to extend the Secured Debt’s maturity to March 31, 2022 and continued deferral of interest payable. As consideration, the Company has provided an option, for a period ending December 31, 2021, to convert all or part of the aggregate outstanding principal amount and any accrued interest of the Secured Debt or exercise of any warrant into Capstone Common Stock at a conversion price range of between $10.00 and $30.00 per share, as determined by an independent valuation at the time of conversion.

In December 2020, Brookstone exercised its option to convert $572,700 of accrued interest and secured debt into 24,900 shares of Capstone Common Stock at an exercise price of $23 per share as supported by independent valuation. With this acquisition, Brookstone owned 54.8% of the Company’s outstanding Common Stock.

In March 2021, the Company and Brookstone amended the Brookstone Agreement to extend the Secured Debt’s maturity to April 1, 2024 (subsequently extended to December 31, 2024) with continued interest deferral on the loan.

In February 2022, the Company legally changed its name from Capstone Therapeutics Corp. to Capstone Holding Corp. reflecting its primary line of business in building products.

In March 2022, Brookstone exercised its option to convert $688,104 of accrued interest and $1,951,260 of secured debt into 78,153 shares of Capstone Common Stock at an exercise price of $24.75 per share as supported by independent valuation. With this acquisition, Brookstone currently owns 77.3% of the Company’s outstanding Common Stock.

In November 2023, Capstone and Brookstone Acquisition Partners XXI, LLC (“Brookstone XXI”), a related entity to the Company’s majority shareholder, agreed to terms of an unsecured promissory note in the amount of $800,000 as part of a 2021 transaction through its Capstone Beta, LLC (“Beta”) subsidiary to own a minority membership interest in Diamond Products Holdings, LLC (“DPH”) valued at $8 million for a $8 million secured note payable to Brookstone Acquisition Partners XXI. The agreed to terms of the $800,000 note were formalized in a note agreement executed on March 31, 2024. The sole assets of DPH consisted of a 95% membership interest in Diamond Products LLC (“Diamond”), a consumer products holding company. The majority membership interests in DPH and Diamond were controlled by Brookstone XXI. The $800,000 unsecured promissory note was triggered when the members of Diamond sold their membership interests to a third party as part of a restructuring and recapitalization transaction of the Diamond operating entities. This $800,000 unsecured promissory note was issued on March 31, 2024. The primary consideration received in the transaction was the release of guarantees of the senior debt of Diamond operating entities. No cash proceeds were received in the transaction. Pursuant to the terms of the Beta and Brookstone XXI $8 million secured note, upon sale or disposition of the membership interests in Diamond, Brookstone XXI’s remaining payments due under the note are limited to cash proceeds received by DPH from the sale, accrued interest and a limited payment guaranty of $800,000 provided by Capstone. Since no cash proceeds were received upon the sale of the Diamond membership interests, the $8 million note payable to Brookstone XXI was forgiven and replaced by the new $800,000 note issued by Capstone resulting in a net $7.2 million gain on extinguishment of debt which offset the $8 million write-off of the investment in DPH. This promissory note of $800,000 plus accrued interest of $240,555 (as of September 30, 2024) has been amended and extended for maturity through June 30, 2026.

In May 2024, the Board authorized and declared a dividend distribution of one right (a “Right”) for each outstanding share of Common Stock, par value $0.0005 per share, of the Company to shareholders of record as of the close of business on May 1, 2024. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, par value $0.0005 per share, of the Company at an exercise price of $5.00 per one one-hundredth of a Preferred Share, subject to adjustment. The terms of the Rights are set forth in a Tax Benefit Preservation Plan (the “Benefit Plan”), dated as of May 1, 2024, between the Company and Computershare Inc., as rights agent.

By adopting the Benefit Plan, the Board is seeking to protect the Company’s ability to use its net operating losses and other tax attributes (collectively, “Tax Benefits”). The Company views its Tax Benefits as highly valuable assets that are likely to inure to the benefit of the Company and its shareholders. The Board believes that it is in the best interests of the Company and its shareholders that the Company provide for the protection of these assets. The final expiration date of the Benefit Plan is April 1, 2027. The Benefit Plan was cancelled per the Master Exchange and Other Transaction Agreement executed on March 3, 2025.

On November 11, 2024, BP Peptides, LLC (a Brookstone entity) and the Company agreed to the terms of the Second Amended and Restated Note, with a principal amount of $700,617.52 and an accrued interest of $101.810.28, at an initial interest rate of 6.0% per annum, to extend the maturity date through June 30, 2026.

Implications of Being an Emerging Growth and Smaller Reporting Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to: (1) presenting only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus; (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); (3) having reduced disclosure obligations regarding executive compensation; (4) being exempt from the requirements to hold a non-binding advisory vote on executive compensation or to seek stockholder approval of any golden parachute payments not previously approved; and (5) not being required to adopt certain accounting standards applicable to public companies until those standards would otherwise apply to private companies.

Although we are still evaluating our options under the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting obligations that will be available to us so long as we qualify as an “emerging growth company,” and thus the level of information we provide may be different than that of other public companies. If we do take advantage of any of these exemptions, some investors may find our securities less attractive, which could result in a less active trading market for our Common Stock, and the price of our Common Stock may be more volatile. As an “emerging growth company” under the JOBS Act, we are permitted to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies.

We do not intend to take advantage of this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. The decision not to take advantage of the extended transition period is irrevocable.

We could remain an “emerging growth company” until the earliest to occur of: (1) the end of the fiscal year following the fifth anniversary of this offering; (2) the first fiscal year after our annual gross revenues are $1.235 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have taken advantage of reduced disclosure regarding executive compensation arrangements and the presentation of certain historical financial information in this prospectus, and we may choose to take advantage of some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide to our stockholders may be different from what you might get from other public companies in which you hold stock.

We are also a smaller reporting company, as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to continue taking advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, for so long as we continue to qualify as a non-accelerated filer, we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Corporate Information

Capstone Holding Corp., formerly known as Capstone Therapeutics Corp. and OrthoLogic Corp., was incorporated in Delaware in 1987 as a domestic corporation, with formal name changes in February 2022 and May 2010, respectively. The Company’s principal executive offices are located at 5141 W. 122nd St. Alsip, IL 60803 and the telephone number is (708) 371-0660.

THE OFFERING

Securities offered by the selling stockholder

5,190,251 shares of our Common Stock, consisting of (i) 215,054 shares to be issued as Commitment Shares and (ii) 4,975,197 shares to be issued as Equity Line Securities, issuable pursuant to the Purchase Agreement.

Common Stock outstanding before the offering	5,190,251 shares of Common Stock.

Common Stock to be outstanding after this offering	10,380,502 shares of Common Stock.

Use of proceeds

We will not receive any of the proceeds from the resale by the selling stockholder of the securities. We may receive up to $20.0 million in aggregate gross proceeds from sales of our Common Stock that we may elect to make to the selling stockholder pursuant to the Purchase Agreement from time to time in our sole discretion, from and after the initial satisfaction of all of the conditions set forth in the Purchase Agreement. We may use the proceeds from sales of our Common Stock to the selling stockholder for working capital and general corporate purposes. See section entitled “Use of Proceeds”.

Nasdaq Capital Market Trading Symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “CAPS”.

Dividends	We do not anticipate paying dividends on our Common Stock for the foreseeable future.

Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 8 before deciding to invest in our securities.

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. We have also identified a number of these factors under the heading “Risk Factors” in our periodic reports we file with the SEC, including our annual report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”), which section is incorporated by reference herein. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks related to this offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement, or the actual gross proceeds resulting from those sales. We may not have access to the full amount available under the Purchase Agreement with the selling stockholder.

On May 14, 2025, we entered into the Purchase Agreement with the selling stockholder, pursuant to which the selling stockholder committed to purchase up to $20.0 million in shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement.

The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to the selling stockholder at our discretion from time to time over an approximately 24-month period commencing on the effective date of the registration statement of which this prospectus forms a part, provided that one or more registration statements covering the resale of shares of Common Stock that have been and may be issued under the Purchase Agreement is declared effective by the SEC, a final prospectus in connection therewith is filed, and the other conditions set forth in the  Purchase Agreement are satisfied. We generally have the right to control the timing and amount of any sales of our shares of our Common Stock to the selling stockholder under the Purchase Agreement. Sales of our Common Stock to the selling stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the selling stockholder all or a portion of the shares of our Common Stock that may be available pursuant to the Purchase Agreement, or decide to terminate the Purchase Agreement and not sell to the selling stockholder any shares of our Common Stock that may be available for us to sell to the selling stockholder thereunder.

Because the purchase price per share to be paid by the selling stockholder for the shares of our Common Stock that we may elect to sell to the selling stockholder under the Purchase Agreement will fluctuate based on the market prices of our Common Stock during the applicable Purchase Valuation Period for each purchase, it is not possible for us to predict, as of the date of this prospectus, the number of shares of our Common Stock that we will sell to the selling stockholder under the Purchase Agreement, the purchase price per share that the selling stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the selling stockholder under the Purchase Agreement.

Although the Purchase Agreement provide that we may sell up to an aggregate of $20.0 million of our Common Stock to the selling stockholder, only 5,190,251 shares of our Common Stock are being registered for resale by the selling stockholder under the registration statement of which this prospectus forms a part, which represents the Commitment Shares and 4,975,197 shares of our Common Stock that may be issued to the selling stockholder under the Purchase Agreement.

If we elect to sell to the selling stockholder all of the 4,975,197 shares, which reflects the number of shares registered hereunder excluding the Commitment Shares, in the registration statement of which this prospectus forms a part, the actual gross proceeds from the sale of all such shares may be substantially less than the $20.0 million total commitment originally available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

If it becomes necessary for us to issue and sell to the selling stockholder under the Purchase Agreement more than the 4,975,197 shares, which reflects the number of shares registered hereunder excluding the Commitment Shares, being registered for resale under the registration statement of which this prospectus forms a part in order to receive aggregate gross proceeds equal to the total commitment of an aggregate of $20.0 million under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by the selling stockholder of any such additional shares of our Common Stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective. We will need to obtain stockholder approval to issue shares of our Common Stock in excess of the Exchange Cap under the  Purchase Agreement in accordance with the Nasdaq listing rules, unless the average per share purchase price paid by the selling stockholder for all shares of our Common Stock sold under the Purchase Agreement equals or exceeds $1.77, in which case, under the Nasdaq listing rules, the Exchange Cap limitation will not apply to issuances and sales of our Common Stock under the Purchase Agreement. In addition, the selling stockholder will not be required to purchase any shares of our Common Stock if such sale would result in the selling stockholder’s beneficial ownership exceeding 4.99% of the then outstanding shares of our Common Stock, subject to adjustment.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of our Common Stock in addition to the 5,190,251 shares being registered for resale by the selling stockholder under the registration statement of which this prospectus forms a part could cause additional substantial dilution to our stockholders. The number of shares of our Common Stock ultimately offered for resale by the selling stockholder is dependent upon the number of shares of our Common Stock we ultimately sell to the selling stockholder under the Purchase Agreement.

Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business. The extent to which we rely on the selling stockholder as a source of funding will depend on a number of factors including the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from the selling stockholder were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we were to receive all $20.0 million in gross proceeds under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the selling stockholder. If and when we do elect to sell shares of our Common Stock to the selling stockholder under the Purchase Agreement, after the selling stockholder has acquired such shares, the selling stockholder may resell all or a portion of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the selling stockholder at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the selling stockholder as a result of future sales made by us to the selling stockholder at prices lower than the prices such investors paid for their shares.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

Subject to the terms and conditions of the  Purchase Agreement, as applicable, we may, at our discretion, direct the selling stockholder to purchase up to an aggregate of up to $20.0 million of our Common Stock under the Purchase Agreement from time to time over an approximately 24-month period beginning on the effective date of the registration statement of which this prospectus forms a part, provided that one or more registration statements covering the resale of shares of common stock that have been and may be issued under the  Purchase Agreement are declared effective by the SEC, a final prospectus in connection therewith is filed, and the other conditions set forth in the  Purchase Agreement are satisfied. Although the Purchase Agreement provides that we may sell up to an aggregate of $20.0 million of our Common Stock to the selling stockholder, only 4,975,197 shares of our Common Stock that we may elect to sell to the selling stockholder m are being registered on the registration statement of which this prospectus forms a part. The purchase price per share for the shares of our Common Stock that we may elect to sell to the selling stockholder under the Purchase Agreement will fluctuate based on the market prices of our Common Stock during the applicable Purchase Valuation Period for each purchase made pursuant to the Purchase Agreement. Accordingly, it is not currently possible to predict the number of shares that will be sold to the selling stockholder, the actual purchase price per share to be paid by the selling stockholder for those shares, the actual gross proceeds to be raised in connection with those sales, and whether or not we will need to register additional shares for resale by the selling stockholder.

The extent to which we rely on the selling stockholder as a source of funding will depend on a number of factors, including the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from the selling stockholder were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our working capital needs. Even if we were to sell to the selling stockholder all of the shares of our Common Stock available for sale to the selling stockholder under the Purchase Agreement, we will still need additional capital to fully implement our business plan. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would have a material adverse effect on our business, operating results, financial condition and prospects.

Management will have broad discretion as to the use of the proceeds from our sale of Common Stock to the selling stockholder under the Purchase Agreement, and such uses may not improve our financial condition or market value.

We currently intend to use the proceeds from any sales of shares of Common Stock under the Purchase Agreement for the repayment of outstanding indebtedness and for general corporate purposes, including working capital. Our management will have broad discretion in the application of such proceeds, including for any of the purposes described in “Use of Proceeds,” and we could spend the proceeds from the sale of shares of Common Stock under the  Purchase Agreement, if any, in ways our stockholders may not agree with or that do not yield a favorable return, or for corporate purposes that may not improve our financial condition or advance our business objectives. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our Common Stock to decline.

The selling stockholder may choose to sell the shares at prices below the current market price.

The selling stockholder is not restricted as to the prices at which it may sell or otherwise dispose of the shares covered by this prospectus. Sales or other dispositions of the shares below the then-current market prices could adversely affect the market price of our Common Stock.

You may experience future dilution as a result of issuance of the shares, future equity offerings by us and other issuances of our Common Stock or other securities. In addition, the issuance of the shares and future equity offerings and other issuances of our Common Stock or other securities may adversely affect our Common Stock price.

The shares sold by the selling stockholder will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering. If there are significantly more shares of our Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock. The issuance of the shares or any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could also adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

In addition, in order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share previously paid. In addition, the exercise price of the Warrant may be greater than the price per share previously paid by certain investors. You will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our stock incentive programs. In addition, the issuance of the shares and any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

Future sales and issuances of our common stock under the Purchase Agreement or otherwise, or future sales of other securities, might result in significant dilution and could cause the price of our common stock to decline.

To raise capital, we may sell our Common Stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by the selling stockholder, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into our Common Stock, in future transactions may be higher or lower than the price per share paid by the selling stockholder. Any sales of additional shares will dilute our stockholders. Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock. In addition, the sale of substantial amounts of our Common Stock could adversely impact its price.

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be offered and sold by the selling stockholder. We will not receive any proceeds from the resale of Common Stock offered by the selling stockholder.

We may receive up to $20.0 million in aggregate gross proceeds from sales of our Common Stock that we may elect to make to the selling stockholder pursuant to the Purchase Agreement from time to time in our sole discretion, from and after the initial satisfaction of all of the conditions set forth in the Purchase Agreement. We may use the proceeds from sales of our Common Stock to the selling stockholder for working capital and general corporate purposes.

Our expected use of proceeds from sales of our Common Stock that we may elect to make to the selling stockholder pursuant to the Equity Line Purchase Agreement, if any, represents our intentions based on our present plans and business conditions, which could change as our plans and business conditions evolve. The amounts and timing of our actual expenditures will depend on numerous factors, including cash flows from operations, the extent and results of our research and development efforts, the anticipated growth of our business, and other factors. We may find it necessary or advisable to use such proceeds for other purposes, and, except as set forth above, we will have broad discretion in the application of such proceeds.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” in our Annual Report, as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results. Such forward-looking statements include, without limitation, statements regarding:

●	our need for, and our ability to raise, additional equity or debt financing on acceptable terms, if at all;

●	our need to take additional cost reduction measures, cease operations or sell our operating assets, if we are unable to obtain sufficient additional financing;

●	our belief that we have sufficient liquidity to finance normal operations;

●	the options we may pursue in light of our financial condition;

●	the amount of cash necessary to operate our business;

●	general economic conditions;

●	the anticipated future financial performance and business operations of our company; and

●	our ability to retain our core group of personnel.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

DETERMINATION OF OFFERING PRICE

The selling stockholder will offer shares of our Common Stock for sale under this prospectus at prevailing market prices or privately negotiated prices. We cannot currently determine the price or prices at which the shares of Common Stock may be sold by the selling stockholder under this prospectus. The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

DILUTION

The sale of our Common Stock to the selling stockholder pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to the selling stockholder, the more shares of our Common Stock we will have to issue to the selling stockholder pursuant to the Purchase Agreement, as a result of which our existing stockholders would experience greater dilution.

Our net tangible book value represents total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding on March 31, 2025. As of March 31, 2025, we had a historical net tangible book value (deficit) of $(6,952,292), or $(1.34) per share of Common Stock.

After giving effect to the issuance of 5,190,251 shares of our Common Stock to the selling stockholder pursuant to the Purchase Agreement at an assumed sale price of $1.82 per share of our Common Stock, which is the closing price of our Common Stock on Nasdaq on May 30, 2025, and after deducting estimated offering expenses payable by us, our as-adjusted net tangible book value (deficit) as of March 31, 2025 would have been approximately $(7,083,792), or $(0.68) per share. This represents an immediate increase in net tangible book value of $0.66 per share to existing stockholders and an immediate dilution of $(2.50) per share to new investors.

The following table illustrates this per share dilution:

Assumed offering price per share of Common Stock		$1.82
Net tangible book deficit value per share as of March 31, 2025	$(1.34)
Increase/Decrease in net tangible book deficit value per share attributable to the effects to this offering		$0.66
As adjusted net tangible book deficit value per share after giving effect to this offering		$(0.68)
Dilution in net tangible book deficit value per share to new investors		$(2.50)

The calculations above are based on 5,190,251 shares of our Common Stock outstanding as of March 31, 2025.

The Tumim Stone Capital Equity Financing

On May 14, 2025, the Company entered into the Purchase Agreement and a registration rights agreement (the “Registration Rights Agreement”) with the selling stockholder, Tumim Stone Capital, LLC (“Tumim Stone Capital”). Under the terms and subject to the conditions set forth in the Purchase Agreement, the Company has the right, but not the obligation, to sell to Tumim Stone Capital, and Tumim Stone Capital is obligated to purchase, up to the lesser of (a) $20,000,000 in aggregate gross purchase price of the Company’s Common Stock (the “Equity Line Securities”) and (b) the Exchange Cap (as defined below) (the “Tumim Stone Capital Equity Financing”).

The shares of Common Stock to be issued by the Company and purchased by the Tumim Stone Capital will be sold at a purchase price equal to 97% of the lowest daily volume-weighted average price of the Common Stock on the Nasdaq Capital Market during the three consecutive trading days immediately following the trading date on which a valid purchase notice is delivered to Tumim Stone Capital by the Company.

Consistent with certain applicable Nasdaq rules, the Company may not issue to Tumim Stone Capital more than 1,038,050 shares of its Common Stock (the “Exchange Cap”) under the Purchase Agreement, which number of shares is equal to 19.99% of the shares of the Company’s Common Stock issued and outstanding immediately prior to the execution of the Purchase Agreement, unless the Company obtains stockholder approval to issue shares of its Common Stock in excess of such limit in accordance with applicable rules of Nasdaq.

Moreover, the Company may not issue or sell any shares of Common Stock to Tumim Stone Capital which, when aggregated with all other shares of common stock then beneficially owned by Tumim Stone Capital and its affiliates (as calculated pursuant to Section 13(d) of the  Exchange Act and Rule 13d-3 promulgated thereunder), would result in Tumim Stone Capital beneficially owning more than 4.99% of the issued and outstanding shares of Common Stock, unless such limit is increased by Tumim Stone Capital up to a maximum of 9.99%.

As consideration for Tumim Stone Capital’s irrevocable commitment to purchase shares of Common Stock, upon execution of the Purchase Agreement, the Company became obligated to issue to Tumim Stone Capital a number of shares of Common Stock equal to $400,000 divided by the lower of (i) the Nasdaq official closing price of its Common Stock on the trading day immediately prior to the Company’s initial filing of the registration statement covering the resale of the shares under this prospectus, or (ii) the average Nasdaq official closing price over the five consecutive trading days ending on the trading day immediately prior to such filing (the “Commitment Shares”). The Commitment Shares are to be issued following the effective date of the registration statement. In certain circumstances, the Company may become obligated to pay to Tumim Stone Capital a cash fee equal to $400,000 in lieu of issuing such shares of Common Stock, under the terms and subject to the conditions described in the Purchase Agreement.

The Purchase Agreement provides customary representations, warranties, and covenants of the Company and Tumim Stone Capital.

Pursuant to the Registration Rights Agreement, the Company agreed to file a resale registration statement covering the resale of the Registrable Securities (as defined in the Registration Rights Agreement) with the SEC within 30 calendar days after the date of the Registration Rights Agreement (the “Filing Deadline”), and to use commercially reasonable efforts to cause such resale registration statement to be declared effective by the SEC as soon as reasonably practicable following the filing thereof, no later than (i) with respect to the initial registration statement, the earlier of (A) the seventy-fifth (75th) calendar day after the earlier of (1) the date on which the initial registrations statement is filed and (2) the Filing Deadline, if such registration statement is subject to review by the SEC, and (B) the thirtieth (30th) calendar day after the earlier of (1) the date on which the initial registration statement is filed and (2) the Filing Deadline, if the Company is notified by the SEC that such registration statement will not be reviewed; and (ii) with respect to any subsequent registration statements that may be required to be filed by the Company pursuant to the Purchase Agreement, the earlier of (A) the sixtieth (60th) calendar day following the date on which the Company was required to file such additional registration statement, if such registration statement is subject to review by the SEC, and (B) the thirtieth (30th) calendar day following the date on which the Company was required to file such subsequent registration statement, if the Company is notified by the SEC that such registration statement will not be reviewed.

Joseph Gunnar & Co., LLC (the “Placement Agent”) acted as the sole sales agent for the Tumim Stone Capital Equity Financing. Pursuant to the placement agency agreement, dated May 15, 2025, the Company agreed to pay the Placement Agent a cash fee equal to 7.0% of the gross proceeds upon each closing of a drawdown (each, a “Closing”) under the Tumim Stone Capital Equity Financing and to reimburse up to $15,000 for expenses incurred in connection with the Tumim Stone Capital Equity Financing at the initial Closing.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by Tumim Stone Capital of any or all of the shares of Common Stock that may be issued by us to Tumim Stone Capital under the Purchase Agreement. For additional information regarding the issuance of Common Stock covered by this prospectus, see the section titled “The Tumim Stone Capital Equity Financing” above. We are registering the shares of Common Stock pursuant to the provisions of the Registration Rights Agreement we entered into with Tumim Stone Capital on May 14, 2025, in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, Tumim Stone Capital has not had any material relationship with us within the past three years. As used in this prospectus, the term “selling stockholder” means Tumim Stone Capital, LLC.

The table below presents information regarding the selling stockholder and the shares of Common Stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of May 30, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Common Stock the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all, or none of its shares in this offering.

We do not know how long the selling stockholder will hold the shares before selling them, and we are not currently aware of any existing agreements, arrangements or understandings between the selling stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus by the selling stockholder.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of Common Stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 5,190,251 shares of our Common Stock outstanding on May 30, 2025. Because the purchase price of the shares of Common Stock issuable under the Purchase Agreement is determined on each VWAP Purchase Date, with respect to a VWAP Purchase, the number of shares that may actually be sold by the Company under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Maximum Number of Shares of Common Stock Owned After Offering
Name of Selling Stockholder	Number(1)	Percent(2)	Prospectus(3)	Number(4)	Percent(2)
Tumim Stone Capital, LLC(5)	-	-	5,190,251	546,341	4.99%

*	Represents less than 1.0%.

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Tumim Stone Capital may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Tumim Stone Capital’s control, including the registration statement that includes this prospectus becoming and remaining effective.

(2)	Applicable percentage ownership is based on 5,190,251 shares of our common stock outstanding as of May 30, 2025.

(3)

The 5,190,251 shares of Common Stock consist of (i) 215,054 shares to be issued as Commitment Shares and (ii) up to 4,975,197 shares to be issued as Equity Line Securities, issuable pursuant to the Purchase Agreement.

(4)

The VWAP Purchases of Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to Tumim Stone Capital to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by Tumim Stone Capital, would cause Tumim Stone Capital’s beneficial ownership of our Common Stock to exceed 4.99%, unless such limit is increased by Tumim Stone Capital up to a maximum of 9.99%. The amount presented in this table represents such number of shares pursuant to the blocker provision in the Purchase Agreement that prohibits Tumim Stone Capital’s beneficial ownership of our common stock to exceed 4.99%, unless such limit is increased by Tumim Stone Capital up to a maximum of 9.99%. In the absence of such 4.99% blocker provisions, Tumim Capital Stone would be deemed to have beneficial ownership of 5,190,251 shares of our Common Stock after the Offering. The Purchase Agreement also prohibits us from issuing or selling shares of our Common Stock under the Purchase Agreement in excess of the 19.99% Exchange Cap unless we obtain stockholder approval to do so, or unless sales of Common Stock are made at a price equal to or greater than $1.77 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the beneficial ownership limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.

(5)	The business address of Tumim Stone Capital is 2 Wooster Street, 2nd Floor, New York, New York 10013. Tumim Stone Capital’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, which is the sole member of Tumim Stone Capital, and has sole voting control and investment discretion over securities beneficially owned directly by Tumim Stone Capital and indirectly by 3i Management, LLC and 3i, LP. 3i Management, LLC is also the manager of Tumim Stone Capital. We have been advised that none of Mr. Tarlow, 3i Management, LLC, 3i, LP, or Tumim Stone Capital is a member of the FINRA or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Tarlow as to beneficial ownership of the securities beneficially owned directly by Tumim Stone Capital and indirectly by 3i Management, LLC and 3i, LP.

PLAN OF DISTRIBUTION

The shares of Common Stock offered by this prospectus are being offered by the selling stockholder, Tumim Stone Capital. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the ordinary shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the ordinary shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Tumim Stone Capital has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our Common Stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Tumim Stone Capital has informed us that each such broker-dealer will receive commissions from Tumim Stone Capital that will not exceed customary brokerage commissions.

Tumim Stone Capital is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, and any profits on the sales of shares of our Common Stock by Tumim Stone Capital and any discounts, commissions, or concessions received by Tumim Stone Capital are deemed to be underwriting discounts and commissions under the Securities Act. We will file a post-effective amendment to the registration statement of which this prospectus forms a part to identify the name of any permitted transferee of the Investor and such permitted transferee will be named an underwriter with respect to the shares offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the selling stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the selling stockholder may be less than or in excess of customary commissions. Neither we nor the selling stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the selling stockholder.

We know of no existing arrangements between the selling stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by the selling stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock covered by this prospectus by the selling stockholder, and have agreed to reimburse Tumin Stone Capital for the fees and disbursements of its counsel incurred in connection therewith, in an amount not to exceed $10,000. As consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, we are required to issue to Tumim Stone Capital 215,054 shares of our Common Stock as the Commitment Shares, which equals $400,000 divided by $1.86, the average Nasdaq official closing price over the five consecutive trading days ending on the trading day immediately prior to the Company’s initial filing of the registration statement. We also have agreed to reimburse Tumim Stone Capital for the fees and disbursements of its counsel, payable upon execution of the Purchase Agreement, in an amount not to exceed $80,000.

We also have agreed to indemnify Tumim Stone Capital and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Tumim Stone Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Tumim Stone Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $131,500.

Tumim Stone Capital has represented to us that at no time prior to the date of the Purchase Agreement has Tumim Stone Capital or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. Tumim Stone Capital has agreed that during the term of the Purchase Agreement, neither Tumim Stone Capital, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the selling stockholder.

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “CAPS.”

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon by Lucosky Brookman LLP, Woodbridge, New Jersey.

EXPERTS

The consolidated financial statements as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, incorporated by reference in this prospectus, have been audited by GBQ Partners LLC, an independent registered public accounting firm. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below  that we filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31, 2025;

●	Our Quarterly Report on Form 10-Q for the period ended March 31, 2025 filed with the SEC on May 15, 2025;

●	Our Current Report on Form 8-K filed with the SEC on March 11, 2025; and

●	The description of our Common Stock contained in our registration statement on Form 8-A12B filed with the SEC on February 14, 2025.

●	Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, or (ii) after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements on Schedule 14A.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Capstone Holding Corp.

Attn: Chief Executive Officer

5141 W. 122nd Street

Alsip, IL 60803

(708) 371-0660

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

WHERE YOU CAN FIND MORE INFORMATION

For further information with respect to our company and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

We are subject to the informational requirements of the Exchange Act, and must file reports, proxy statements and other information with the SEC, such as current, quarterly and annual reports on Forms 8-K, 10-Q and 10-K, respectively. These filings are available on the SEC’s website at http://www.sec.gov.

5,190,251 Shares of Common Stock

Capstone Holding Corp.

PROSPECTUS

June 11, 2025